PROSPECTUS SUPPLEMENT
(To Prospectus dated September 19, 2001)


                                   $38,340,000
                         principal amount plus interest
                               liquidity facility
                                       of
                         FGIC Securities Purchase, Inc.
                                  in support of
                        CITY OF MANCHESTER, NEW HAMPSHIRE
     General Airport Revenue Bonds, Series 2001 (Variable Rate Demand, AMT)


Date of the Bonds:  Date of Issuance                       Due:  January 1, 2022


                            -------------------------


         Liquidity Facility: We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         Terms of the Bonds: The bonds are special obligations of the City of Manchester, New Hampshire (the "City"), organized and existing under the laws of New Hampshire. The bonds are payable solely from revenues of the City derived from the ownership and operation of the Airport. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. Our obligations may not be traded separately from the bonds. This prospectus supplement and the prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

         Unless the context otherwise requires, the terms "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below the heading "The Company," located in the prospectus accompanying this prospectus supplement.


            --------------------------------------------------------

                                 Morgan Stanley

            --------------------------------------------------------

           The date of this prospectus supplement is November 20, 2001

         You should rely only on the information contained or incorporated by reference in this prospectus supplement or the prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in the form of a standby bond purchase agreement in support of $38,340,000 aggregate principal amount of City of Manchester, New Hampshire General Airport Revenue Bonds, Series 2001 (Variable Rate Demand, AMT) which will be issued on or about November 29, 2001 by the City of Manchester, New Hampshire, organized and existing under the laws of New Hampshire. The bonds are authorized to be issued pursuant to the City Charter, RSA Chapter 33-B and the General Airport Revenue Bond Resolution of the City of Manchester, New Hampshire, adopted by the City as of October 1, 1998, as supplemented by the Third Supplemental Resolution authorizing the Series 2001 Bonds, to be adopted by the City prior to the issuance of the Series 2001 Bonds.

         The Bank of New York, as successor in interest to United States Trust Company of New York has been appointed to act as trustee for the bonds. We will enter into a standby bond purchase agreement with the trustee, which will obligate us under certain circumstances to purchase unremarketed bonds from the owners optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation which will irrevocably obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

         GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the obligations. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

                            DESCRIPTION OF THE BONDS

General

         The bonds will be issued in the aggregate principal amount of $38,340,000. The bonds will be dated as of the date of initial delivery and will mature on January 1, 2022. So long as the bonds bear interest at the weekly rate, interest will be payable on the first business day of each month, beginning on January 1, 2002.

         The bonds may be issued to bear interest at any of four interest rates: the daily rate, the weekly rate, the commercial paper rate and the term rate. The initial interest rate for the bonds will be determined by the Morgan Stanley & Co. Incorporated before the date of delivery of the bonds and will be effective from such date to December 4, 2001. Thereafter, unless converted to another rate, the bonds will bear interest at the weekly rate and the interest rate on the bonds will be determined by Lehman Brothers Incorporated, as remarketing agent.

         While bearing interest at the weekly rate, the bonds will be offered in authorized denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

         As used herein, the term "liquidity facility" means the standby bond purchase agreement and any alternate liquidity facility which subsequently becomes applicable to the bonds. The term "liquidity facility issuer" means us. in the case of the standby bond purchase agreement, and any issuer of an alternate liquidity facility.

Weekly Interest Rates

         The bonds will initially be issued to bear interest at the weekly rate. After the date of issuance of the bonds, the weekly rate for the bonds will be determined weekly by the remarketing agent, as the minimum rate of interest that would under then existing market conditions result in the sale of bonds bearing interest at the weekly rate at a price equal to the principal amount of the bonds plus accrued interest, if any. The remarketing agent will determine the weekly rate for the bonds before 5:00 p.m., New York time, on each Tuesday, or if such Tuesday is not a business day, the after day or, if such day is not a business day, the business day before such Tuesday.

         In the event the remarketing agent fails to determine an interest rate for the bonds while they bear interest at the weekly rate, the interest rate for each interest period will be the most recently published index for seven day variable rate demand bonds, as published by Kenny Information Systems or its successor.

         While bearing interest at the weekly rate, bonds will be calculated on the basis of a 365 or 366 day year, as appropriate, for the actual number of days elapsed. The determination by the remarketing agent of the interest rates for bonds will be conclusive and binding, in the absence of manifest error, upon the City, the remarketing agent, the tender agent, the trustee, the credit facility issuer, the liquidity facility issuer, and the owners of such bonds. No bond (other than bonds owned by us) may bear interest at an interest rate higher than the rate of 12% per annum. This rate may be increased above 12% to a rate not to exceed 20% per annum at the option of the City, subject to the approval of bond counsel and the credit facility issuer, and, if necessary, the provision of a new or increased liquidity facility. The interest rate on the bonds will never exceed the highest lawful rate as advised by counsel to the City.

Optional and Mandatory Tender of Bonds While Bearing Interest at the Weekly Rate

         Optional Tender. While a bond is bearing interest at the weekly rate, an owner of a bond may elect to have such bond (or portion of the bond equal to an authorized denomination of $100,000 or an integral multiple of $1,000 in excess of $100,000) purchased, at a price equal to the purchase price of the bond and on the date specified by such owner for such purchase, upon delivery of written notice of tender, or telephonic notice of tender, promptly confirmed in writing, to the remarketing agent and the tender agent not later than 4:00 p.m., New York time, on a business day not less than seven days before the purchase date specified by the owner. The notice will state the principal amount of such bond (or portion of the bond) to be purchased, and state that such bond will be purchased on the purchase date.

         The purchase price for any bond (or authorized denomination of the bond) optionally tendered or subject to mandatory tender for purchase as described below will be in the principal amount of the bond plus accrued interest, if any, to the date of the purchase of such bond.

         Mandatory Purchase Upon Expiration of a Liquidity Facility. If the then effective liquidity facility for the bonds is to expire or terminate on any date, and no substitute alternate liquidity facility has been obtained, then all the bonds subject to the expiring liquidity facility will be subject to mandatory purchase at the purchase price on the second business day before the expiration date. The trustee will, at least 15 days before the mandatory purchase date, give notice to the owners of the applicable bonds of this mandatory purchase. The notice will state that the liquidity facility will expire on the expiration date (specifying the date) and that the bonds are required to be tendered for purchase (specifying the date of mandatory purchase).

         Mandatory Purchase Upon Substitution of Alternate Liquidity Facility. If, in connection with obtaining of an alternate liquidity facility, the City fails to deliver to the trustee a notice confirming that the then-current long term credit ratings on the bonds will not be lowered and that the then-current short term ratings will not be reduced or withdrawn as a result of the delivery of such alternate liquidity facility, then all bonds will be subject to mandatory tender for purchase on the date on which such alternate liquidity facility is to be substituted for such liquidity facility at the applicable purchase price. The trustee, no later than fifteen days before the substitution date, will give notice to the owners of the bonds stating that the then effective liquidity facility is being replaced by an alternate liquidity facility, that the trustee has not received written confirmation from each of Standard & Poor's, Moody's and Fitch that, as a result of such substitution, the then-current long term ratings on the bonds will not be reduced or withdrawn and the then-current short term ratings will not be reduced or withdrawn, and that such bonds are required to be tendered for purchase on the substitution date unless any owner of such bonds directs that its bonds not be so purchased, and specifying the procedures to be followed to exercise such owner's right to retain such bonds.

         Mandatory Purchase Upon a Certain Termination Event. The liquidity facility issuer of a then effective liquidity facility may elect to terminate such facility upon at least 30 days' notice to the trustee if the City does not timely pay regularly scheduled commitment fees or other amounts (other than the principal of or interest on any bonds owned by us) payable to such liquidity facility issuer, or if there will occur any other event specified in the liquidity facility as providing the liquidity facility issuer an option to terminate the liquidity facility. Upon receipt of notice from the liquidity facility issuer of such event, all bonds subject to such liquidity facility will be subject to mandatory purchase at the applicable purchase price. At least seven days prior to the date for such purchase, the trustee will give notice to the owners of the affected bonds specifying such date, which will be the second business day prior to the termination date.

         Mandatory Purchase Upon Change in Interest Rate. If the City determines to change the interest rate of the bonds to another interest rate, the bonds will be subject to mandatory tender for purchase on the effective date of such change in interest rate, subject to the rights of the owners of the bonds to elect to retain such bonds. The trustee will provide at least 15 days notice of such mandatory tender with respect to a change from any short-term interest rate to any other short-term interest rate and at least 30 days notice of such mandatory tender with respect to any other change in interest rate.

Election to Retain

         While bearing interest at the weekly rate, the owner of a bond subject to mandatory tender for purchase upon a change in interest rate (unless the interest rate is being changed to the term rate for a period extending to the maturity of the bonds) or on a substitution date may elect to retain such bond (or a portion of the bond in an authorized denomination of $100,000 or an integral multiple of $1,000 in excess of $100,000) after the mandatory purchase date by giving written notice to the remarketing agent and the tender agent before the election deadline (as described in the following paragraph).

         The election deadline for bonds bearing interest at the weekly rate means 4:00 p.m., New York time, on the fifth business day before the interest rate change date with respect to any change from a short-term interest rate to another short-term interest rate, and otherwise on the tenth business day before the interest rate change date or the substitution date.

         The notice of election for bonds bearing interest at the weekly rate will specify that the person delivering the notice is an owner and the numbers (if applicable) and principal amount of the bonds to be retained, and will contain additional information acknowledging that the owner has received notice of the interest rate change date, acknowledging that such bond will not be subject to purchase at the option of the owner if it is being converted to the commercial paper rate or term rate, directing the tender agent not to purchase the bond or portion of the bond with respect to which the election is exercised, and acknowledging that the ratings on such bond may be withdrawn or lowered or otherwise modified after the interest rate change date (if such is expected to be the case).

         Any notice of election to retain a bond delivered to the remarketing agent or the tender agent will be irrevocable and binding upon the owner delivering the notice and upon subsequent owners of such bonds, including any bond issued in exchange for any such bond or upon transfer of any such bond. If an owner of a bond subject to mandatory purchase upon conversion from the weekly rate or on a substitution date delivers a notice of election to retain such bond, such bond will not be subject to purchase upon optional tender during the period from the date of delivery of such notice to the date immediately succeeding the interest rate change date. The bond or portion retained will be in an amount equal to an authorized denomination of $100,000 or an integral multiple of $1,000 in excess of $100,000 for the interest rate applicable to such bond after such mandatory purchase date.

Remarketing of Bonds

         The remarketing agent for the bonds will use its best efforts to find purchasers for all bonds tendered for purchase at the election of the owners, and all bonds required to be purchased and not retained upon an interest rate change date or substitution date, in each case at the applicable purchase price.

         The remarketing agent will notify the tender agent of the amount of bonds that were remarketed. The tender agent, on behalf of the trustee, will request the liquidity facility issuer (or the issuer of any alternate liquidity facility) to purchase under the standby bond purchase agreement (or the then applicable alternate liquidity facility) on the purchase date or the mandatory purchase date, as the case may be, at the applicable purchase price, all such bonds tendered or deemed tendered and which the remarketing agent has been unable to remarket.

Purchase of Bonds

         Funds for the payment of the purchase price will be derived solely from the following sources in the following order of priority indicated: (a) immediately available funds derived from the remarketing of such bonds; (b) amounts paid by the liquidity facility issuer under the standby bond purchase agreement (or paid by any other liquidity facility issuer of an alternate liquidity facility) to purchase any such bonds which are unremarketed; and (c) in the case of change of the interest rate to a term rate extending to the maturity date of the bonds, when the bonds are being remarketed at a discount to their par value, immediately available funds of the City not exceeding the amount of the discount. None of the City, the trustee, the tender agent or the remarketing agent will be obligated to provide funds for the payment of the purchase price from any other source.

         While the book-entry only system is in effect, tenders and purchases will be made as described in "Book-Entry System" below and in the fourth paragraph below. The following three paragraphs apply only if such system is not in effect.

         The bonds to be purchased must be delivered (with all necessary endorsements) at or before 12:00 noon, New York time, on the purchase date or mandatory purchase date, as the case may be, at the office of the tender agent in New York, New York; provided, however, that payment of the purchase price of any bonds purchased pursuant to optional tender will be made only if such bonds so delivered to the tender agent conform in all respects to their description in the notice of tender. On or before the close of business on the purchase date or the mandatory purchase date, as the case may be, the tender agent will purchase bonds from the owners at the purchase price. Payment of the purchase price will be made by the tender agent by wire transfer in immediately available funds, or by check mailed to any owner of such bonds to be purchased who has not provided, or caused to be provided, wire transfer instructions.

         Any bonds sold by the remarketing agent will be delivered by such remarketing agent to the purchasers of those bonds by 3:00 p.m., New York time, on the purchase date or the mandatory purchase date, as the case may be.

         If any bond to be purchased is not delivered to the tender agent by 12:00 noon, New York time, on the purchase date or mandatory purchase date, as the case may be, the tender agent is required to hold any funds received for the purchase of such bonds in trust in a separate account to pay such funds to the former owners of such bonds upon presentation. Any such undelivered bonds will be deemed tendered and will cease to accrue interest on the purchase date or mandatory purchase date, as the case may be. Any funds held by the tender agent for payment of any undelivered bond which remain unclaimed by the former owner of such bond for a period of five years after delivery of such funds to the tender agent will be paid to the City, and thereafter such former owner may look only to the City for payment.

         During any period that the bonds are registered in the name of The Depository Trust Company ("DTC") or a nominee thereof (i) any notice of optional tender delivered will also (A) provide evidence satisfactory to the tender agent that the party delivering the notice is the beneficial owner or a custodian for the beneficial owner of the bonds referred to in the notice, and (B) if the beneficial owner is other than a participant of DTC, identify the participant through whom the beneficial owner will direct transfer; (ii) on or before the purchase date, the beneficial owner must direct (or if the beneficial owner is not a participant, cause its participant to direct) the transfer of said bonds on the records of DTC; and (iii) it will not be necessary for bonds to be physically delivered on the date specified for purchase of the bonds, but such purchase will be made as if such bonds had been so delivered, and the purchase price of the bonds will be paid to DTC. In accepting a notice of tender, the trustee and the tender agent may conclusively assume that the person providing the notice of tender is the beneficial owner of the bonds being tendered and therefore entitled to tender them. Neither the trustee nor the tender agent assumes any liability to anyone in accepting a notice of tender from a person whom it reasonably believes to be such a beneficial owner of the bonds or, in its discretion, rejecting such tender, if it reasonably believes such person has not demonstrated its status as such a beneficial owner.

Change in Interest Rates

         In addition to the weekly rate, the bonds may be changed to (i) a commercial paper rate, in which the bonds will have subsequent interest rate periods, each of a duration of at least one day and no more than 270 days set by the remarketing agent, at the beginning of each such period, and during which they will bear interest at the rate set by the remarketing agent at the beginning of each such period, (ii) a daily rate, during which the remarketing agent will set the rate of interest for the bonds on each business day, and
(iii) a term rate of the period (which will be not less than 271 days) set at the beginning of such interest rate mode, during which the bonds will bear interest at the rate set by the remarketing agent at the beginning of such period.

         The third supplemental resolution provides the methods by which changes from one interest rate to another will be made, which methods include the giving of notice of such change to the owners of the bonds, and describes in detail the provisions of the interest rate being changed to and the conditions precedent to a change in interest rate. In addition, upon a change in interest rate, each owner of a bond subject to such change will have such bond purchased on the effective date of such new interest rate, subject to such owner's right to elect to retain such bonds in the new interest rate mode.

         The bonds may be changed from one interest rate to another as often as determined by the City. However, once changed to the term rate, which extends to the maturity date of the bonds, the bonds will continue bearing interest at such interest rate and not be subsequently changed to another interest rate.

Redemption

         Optional Redemption. While bearing interest at the weekly rate, the bonds will be subject to redemption prior to maturity, at the option of the City, in whole or in part on any interest payment date (and if less than all of the bonds are to be redeemed, the particular bonds to be redeemed to be selected by lot), at a redemption price equal to the principal amount of the bonds to be redeemed, together with the interest accrued on such principal amount to the date fixed for redemption.

         Sinking Fund Redemption. The bonds are subject to redemption in part by lot on January 1 of the indicated years and in the indicated principal amounts as mandatory sinking fund installments, at a redemption price equal to the principal amount of the bonds plus accrued interest.

                                Principal                                      Principal
          Year                    Amount                  Year                   Amount
          ----                    ------                  ----                   ------
          2003                  $1,200,000                2013                 $1,900,000
          2004                   1,255,000                2014                  1,990,000
          2005                   1,315,000                2015                  2,085,000
          2006                   1,375,000                2016                  2,175,000
          2007                   1,435,000                2017                  2,280,000
          2008                   1,505,000                2018                  2,385,000
          2009                   1,575,000                2019                  2,495,000
          2010                   1,645,000                2020                  2,605,000
          2011                   1,720,000                2021                  2,730,000
          2012                   1,815,000                2022*                 2,855,000

-----------
* Final Maturity.

         In the event that bonds will be redeemed in part at the option of the City, then the principal amount so redeemed will be applied to reduce the amount of mandatory sinking fund installments of the bonds (including principal due on the final maturity date of the bonds) as the City will specify in writing to the trustee and the remarketing agent.

         Notice of Redemption and Other Notices. So long as DTC or its nominee is the owner, the City and the trustee will recognize DTC or its nominee as the owner for all purposes, including notices and voting. The delivery of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants, and by its direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

         The trustee will give notice of redemption to the bond owners, while the bonds are bearing interest at the weekly rate, not less than 15 days before the date fixed for redemption. Failure to mail notice to a particular bond owner, or any defect in the notice to such bond owner, will not affect the redemption of any other bond. So long as DTC or its nominee is the bond owner, any failure on the part of DTC or failure on the part of a nominee of a beneficial owner (having received notice from a direct participant or otherwise) to notify the beneficial owner so affected, will not affect the validity of the redemption.

         Selection for Redemption. In the event that less than all of the bonds are to be redeemed and for so long as the book-entry system remains in effect for the bonds, the portion of any bond to be redeemed will be selected by DTC in such manner as DTC may determine. If the book-entry only system for the bonds is no longer in effect, selection for redemption of less than all the bonds will be made by the trustee by lot or in any other manner of selection as the trustee in its discretion will deem appropriate and fair. Notwithstanding the foregoing, bonds owned by us (if any) will be redeemed prior to any other bonds.

Interest Rate Swap

         On December 14, 1998, the City entered into a forward interest rate exchange arrangement in the initial aggregate notional amount of $38,045,000 (which is the principal amount of the prior bonds to be refunded, plus the redemption premium, plus costs of issuance (as estimated in 1998)), which will take effect on January 1, 2002 for a period of approximately 20 years ending January 1, 2022. As of the date of issuance of the bonds, the forward interest rate exchange arrangement will be amended to increase the notional amount to equal the principal amount of the bonds. The forward interest rate exchange arrangement was entered into in anticipation of the refunding of the prior bonds. Under the forward interest rate exchange arrangement, the City will pay interest to the Lehman Brothers Special Financing, Inc., as the counterparty to such agreement, at a fixed rate of 4.38% per annum and receive interest from such counterparty at a variable rate if and as long as Lehman Brothers Incorporated serves as remarketing agent, equal to the variable rate payable on the bonds and otherwise, based on the seven-day, high grade market index of tax-exempt, variable rate demand obligations published as the Bond Market Association Index. If certain circumstances arise as a result of specified changes in tax law, the City will receive a floating interest rate equal to a specified percentage of LIBOR. Regularly scheduled payments to the counterparty will be secured by the pledge of revenues of the City on a par with the pledge securing the bonds. Termination payments, if any, owing by the City to the counterparty will not be so secured, and will be payable from the general fund established under the general resolution.

         It is possible that the variable rate payable on the bonds will not match the variable amount payable by the counterparty under the forward interest rate exchange arrangement. The obligation of the City to pay interest on the bonds is not conditional upon the City's receipt of payments from the counterparty.

                                BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the City subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the City will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The bond issuer and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in the bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to these matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the City may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. If the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

                  SECURITY AND SOURCES OF PAYMENT FOR THE BONDS

         The payment of the principal of and premium, if any, and interest on the bonds is secured by a pledge of certain revenues of the City from or in connection with the operation of the airport. The bonds do not constitute general obligations of the City and the full faith and credit of the City are not pledged to the payment of the principal or redemption price of or interest on the bonds. Neither the State of New Hampshire nor any other political subdivision of the State of New Hampshire will be obligated to pay the principal or redemption price of or interest on any bond, and neither the faith and credit nor the taxing power of the State of New Hampshire or of any political subdivision of the State of New Hampshire is pledged to such payment.

         The bonds are the third issuance of bonds issued under the resolution. Under the resolution the City may issue additional bonds on a parity with the Series 1998 bonds, the Series 2000 bonds and the bonds upon the satisfaction of certain conditions. All bonds are equally and ratably secured under the provisions of the resolution and by the funds and accounts established under the resolution, including, without limitation, the debt service reserve fund. The resolution also permits the issuance of subordinated bonds.

         The City expects to issue one or more series of additional secured bonds in the future to finance its capital program. Neither the City charter nor the act limits the total amount of the bonds which may be outstanding at any time.

Bond Insurance

         Concurrently with the issuance of the bonds, Financial Guaranty Insurance Company, as bond insurer, will issue its municipal bond insurance policy for the bonds. The bond insurer is affiliated with us. The bond insurer is a wholly-owned subsidiary of FGIC Corporation, which is a subsidiary of General Electric Capital Corporation. The policy unconditionally guarantees the payment of that portion of the principal of and interest on the bonds which has become due for payment, but remains unpaid by the City. The bond insurer will make such payments to The Bank of New York, as successor in interest to United States Trust Company of New York., as trustee, or its successor as its agent, on the later of the date on which such principal and interest is due or on the business day next following the day on which the bond insurer receives telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from an owner of bonds or the tender and paying agent of the nonpayment of such amount by the City. The trustee will disburse the amount due on any bond to its owner upon receipt by the trustee of evidence satisfactory to the trustee of the owner's right to receive payment of the principal and interest due for payment and evidence, including any appropriate instruments of assignment, that all of such owner's rights to payment of the principal and interest are vested in the bond insurer. The term "nonpayment" with respect to a bond includes any payment of principal or interest made to an owner of a bond that has been recovered from the owner pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

         The policy is non-cancellable and the premium will be fully paid at the time of delivery of the bonds. The policy covers failure to pay principal of the bonds on their stated maturity date, or dates on which the bonds are called for mandatory sinking fund redemption, but not on any other date on which the bonds may be called for redemption, accelerated or advanced in maturity, and covers the failure to pay an installment of interest on the stated date for its payment.

                       THE STANDBY BOND PURCHASE AGREEMENT

         The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $4.0 billion of obligations currently outstanding, not including the obligations described in this prospectus supplement.

         Owners of the bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary the purchase price for the bonds when we receive an appropriate demand for payment. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to 35 days' interest on the bonds at the maximum rate of 12% per year.

Termination Events

         The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

                           o any portion of the commitment fee for the standby
                  bond purchase agreement has not been paid when due on the quarterly payment date or any other amount payable under the standby bond purchase agreement has not been paid when due, and in either case, the failure will continue for three business days after notice thereof to the City;

                           o the State of New Hampshire takes any action which
                  would have a materially adverse effect on the ability of the City to comply with the payment and security interest and lien covenants and obligations under the bonds, the ordinances, the standby bond purchase agreement, the payment agreement, and all other documents relating to the issuance of the bonds, or any right or remedy of the company or any owners of the bonds from time to time to enforce the covenants and obligations;

                           o the City fails to observe or perform any covenant
                  or agreement contained in the bonds, the ordinances, the standby bond purchase agreement or the payment agreement (and any amendments, substitutions or modifications of these agreements), and, if the failure is the result of a covenant breach which is capable of being remedied, the failure continues for ninety (90) days following written notice thereof to the City from us. However, if the failure (other than a payment default) cannot be cured or corrected within the ninety day period, it will not constitute an event of default if the City institutes curative or corrective action within the period and diligently pursues the curative or corrective action until the failure of performance is cured or corrected, or there has not been at all times a remarketing agent performing its duties;

                           o an event of default has occurred and is continuing
                  under any of the ordinances, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements), as "event of default" is defined in the applicable document;

                           o any representation, warranty, certification or
                  statement made by the City in the ordinances, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements) or in any certificate, financial statement or other document delivered under those agreements proves to have been incorrect in any material respect when made;

                           o any default by the City has occurred and continues
                  in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the City, under any "Related Documents," as defined in the standby bond purchase agreement, which is senior to, or on parity with, the bonds;

                           o the City files a petition in voluntary bankruptcy
                  for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

                           o a court of competent jurisdiction enters an order,
                  judgment or decree declaring the City insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the City, or approving a petition filed against the City seeking reorganization of the City under any applicable law or statute of the United States of America or any state thereof, and the order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

                           o under the provisions of any other law for the
                  relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the City and the custody or control is not be terminated within (60) days from the date of assumption of the custody or control;

                           o any material provision of the ordinances, the
                  standby bond purchase agreement, the payment agreement, the remarketing agreement and all other documents relating to the issuance of the bonds or the bonds (including bonds owned by us) ceases for any reason whatsoever to be a valid and binding agreement of the City, or the City contests the validity or enforceability of those agreements; or

                           o the City fails to pay when due any amount payable
                  under any bond (regardless of any waiver of that failure by the owners of the bonds).

         If a termination event happens, we may deliver notice to the City, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the City are described in a separate disclosure document relating to the bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on the date on which the standby bond purchase agreement terminates in accordance with its terms, and such loan may be paid by delivering tendered bonds owned by us to GE Capital. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on the borrowing date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

         GE Capital has the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations of the bonds.

                       Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                   Year Ended December 31,                                       Nine Months Ended
----------------------------------------------------------------------------------------------    September 29,
      1996               1997               1998                1999                2000                2001
----------------   ----------------   ----------------    ----------------    ----------------   ----------------
      1.53               1.48               1.50                1.60                1.52                1.60


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            Where You Can Find More Information Regarding GE Capital

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                Incorporation of Information Regarding GE Capital

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

         Document                                           Period
         --------                                           ------
         Annual Report on Form 10-K....................     Year ended December 31, 2000
         Quarterly Reports on Form 10-Q................     Quarters ended March 31, 2001 and June 30, 2001
                                                            and September 29, 2001


                                  LEGAL MATTERS

         The legality of the obligations has been passed upon by in house counsel to Financial Guaranty Insurance Company, an affiliate of the company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A


                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)


      ------------------------------------------------------------------------
      |                                |                   |                 |
      |                                |                   |                 |
      |                                |                   |                 |
      ---------------    ------------------   ----------------    ------------
        11:30 a.m.          11:45 a.m.          2:15 p.m.           2:30 p.m.
           [1]                 [2]                [3]                 [4]


1. Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the purchase date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the purchase date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each purchase date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the purchase date.

                                 $1,000,000,000

                         principal amount plus interest

                         Liquidity Facility Obligations

                                       of

                         FGIC Securities Purchase, Inc.


         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."


                  These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.





The date of this Prospectus is September 19, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001, all heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the liquidity facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

         If an owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which the INFLO owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement terminate, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.


                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable liquidity facility as specified in the applicable Prospectus Supplement. Pursuant to the liquidity facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such liquidity facility relates. The obligation of the Company under each liquidity facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill our obligations under the liquidity facilities, we will enter into one or more standby loan agreements with one or more standby lenders under which the standby lenders will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable liquidity facility relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. If stated in the applicable prospectus supplement, the standby lender may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the obligations. We do not anticipate that a standby lender will guarantee the Securities to which its standby loan agreement relates or our obligation under any standby purchase agreement. Standby lenders will be identified in the appropriate prospectus supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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              TABLE OF CONTENTS

                                                   Page
                                                   ----

Prospectus Supplement
INTRODUCTION.......................................S-1

DESCRIPTION OF THE BONDS...........................S-1

BOOK-ENTRY SYSTEM..................................S-6

SECURITY AND SOURCES OF PAYMENT FOR THE BONDS......S-8

THE STANDBY BOND PURCHASE AGREEMENT................S-9

THE STANDBY LOAN AGREEMENT; GE CAPITAL.............S-11

LEGAL MATTERS......................................S-12

EXPERTS............................................S-12


Prospectus
WHERE YOU CAN FIND MORE INFORMATION................2

INCORPORATION BY REFERENCE.........................3

SUMMARY............................................4

THE COMPANY........................................5

THE LIQUIDITY FACILITIES...........................5

THE STANDBY LOAN AGREEMENT.........................5

PLAN OF DISTRIBUTION...............................6

EXPERTS............................................6


======================================================


======================================================



                         $38,340,000

               principal amount, plus interest

               LIQUIDITY FACILITY OBLIGATIONS



                          issued by



                       FGIC Securities
                        Purchase, Inc.

                        in support of

               CITY OF MANCHESTER, NEW HAMPSHIRE
                General Airport Revenue Bonds,
            Series 2001 (Variable Rate Demand, AMT)


                    PROSPECTUS SUPPLEMENT

                      November 20, 2001



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



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